Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is made and entered into by and between Andrew Day (the “Employee”) and Primus Telecommunications Group, Incorporated and Primus Telecommunications Canada Inc. (together, the “Employer”), effective as of July 31, 2013 at 2:00 pm Eastern Daylight Savings Time.

WHEREAS, the Employer and the Employee entered into an employment agreement dated April 1, 2004, as amended February 24, 2011 (the “Employment Agreement”);

WHEREAS, the Employer and the Employee entered into an employment letter dated February 24, 2011, as amended February 9, 2012 (the “Employment Letter”);

WHEREAS, effective July 31, 2013, the Employee’s employment with the Employer was terminated by the Employer “without cause” (as defined in the Employment Letter); and

NOW THEREFORE, in consideration of the mutual promises contained herein, it is agreed as follows:

1. The parties acknowledge and agree that the Employee’s employment with the Employer has been terminated effective July 31, 2013 (the “Termination Date”). The Employee acknowledges and agrees that the Employer has no obligation to re-employ the Employee at any time in the future and, if the Employee should seek employment with the Employer at some future date, that the Employer may choose to decline the Employee’s request for future employment, without consequence to the Employer. The Employer agrees that it will not contest the Employee’s eligibility for unemployment compensation benefits. Notwithstanding the foregoing, nothing in this Section 1 shall prohibit the Employer from responding truthfully to inquiries from any governmental agency or regulatory authority concerning the Employee’s employment with the Employer or the termination thereof.

2. The Employer shall (i) pay the Employee the amount of $1,201,589 CAD, less applicable deductions and withholdings, which represents the Employee’s severance, the special transaction bonus, and an annual performance bonus prorated to the Termination Date, payable in lump sum and commencing on the Employer’s next regular scheduled pay date after the Termination Date; (ii) continue the Employee’s participation (as it exists on the Termination Date) in Primus Telecommunications Canada Inc.’s group medical and dental insurance coverage/benefits plan (as it may be amended from time-to-time), until the earlier of July 31, 2014 or the date that the Employee is eligible for health care coverage/benefits under any other employer’s plan, at which date coverage/benefits in Primus Telecommunications Canada Inc.’s plan will end; and (iii) continue the Employee’s participation in Primus Telecommunications Canada Inc.’s group long term disability, accidental death and dismemberment and life insurance coverage/benefits plans and policies until August 14, 2013, provided that the Employee may have the right to convert his group insurance coverage to individual coverage within 31 days after the Termination Date (subject to the terms and conditions of the applicable plan and policy which provides, inter alia, that individual life insurance coverage will not exceed CAD $200,000). ((i), (ii), and (iii) collectively, the “Severance Pay”). All other benefits, perquisites and entitlements whatsoever cease as of the Termination Date. In the event the Employee commences employment with a subsequent employer during the twelve (12) month period after the Termination Date, the Employee shall promptly notify the Employer in writing of the date the Employee commences such employment and shall respond promptly to any reasonable inquiries concerning the Employee’s eligibility for health care coverage under such subsequent employer’s plan.

3. The Employee currently holds restricted stock units (“RSUs”) covering 17,368 shares of Common Stock and dividend equivalents in the aggregate amount of $69,472 (the “Dividend Equivalent Amount”), which RSUs shall vest on the Termination Date. On or before August 31, 2013, the Employer shall issue shares of Common Stock to the Employee in respect of the RSUs, net of shares of Common Stock to be withheld with respect to applicable deductions and withholdings, and shall pay the Employee in cash the Dividend Equivalent Amount, less applicable deductions and withholdings.

4. The Employee currently holds options (the “Stock Options”) exercisable for 20,209 shares of Common Stock, par value $0.001 per share, of the Employer (the “Common Stock”), at an exercise price of $8.91 per share. The Stock Options shall continue to be exercisable until the close of business on July 31, 2014 and otherwise in accordance with the terms of the Primus Telecommunications Group, Incorporated Management Compensation Plan, at which time any unexercised Stock Options shall expire.

5. As a material inducement to the Employer to enter into this Agreement and in consideration of the Employer’s promise to provide the Severance Pay pursuant to Section 2 above, the Employee, on behalf of the Employee, the Employee’s heirs, legal representatives, executors, administrators and assigns, hereby irrevocably and unconditionally releases the Employer and all its parent companies, subsidiaries, affiliates and related entities, together with all of its and their current, former and future employees, directors, partners, members, shareholders, officers, agents, attorneys, representatives, insurers, predecessors, successors, assigns, and the like, and all persons acting by, through, under or in concert with any of them (collectively, the “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages or causes of action, suits, rights, demands, costs, losses, contracts, bonds, covenants, contracts, debts and expenses (including attorneys’ fees and costs incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, arising on or before the date the Employee signs this Agreement, including, but not limited to, any claims arising out of or related to (i) the Employment Letter, the Employment Agreement, or the Primus Telecommunications Group, Incorporated Management Compensation Plan, (ii) the Employee’s employment with the Employer and the ending of that employment, (iii) any contract, express or implied, in writing or oral, and (iv) any rights or claims under any Canadian or U.S. federal, state or local statute prohibiting any form of discrimination, including, without limitation, the Canada Labour Code, as amended, and the Canadian Human Rights Act, as amended. This release specifically includes, but is not limited to, any claims based upon race, color, age, religion, sexual orientation, creed, sex, national origin, ancestry, alienage, citizenship, nationality, mental or physical disability, marital status, harassment or any other basis prohibited by law. For greater certainty, the Employee agrees that he is aware of his rights under the Canadian Human Rights Act, and the Employee represents, warrants, and hereby confirms that he is not asserting such rights, alleging that any such rights have been breached, or advancing a human rights claim or complaint. In the event that the Employee hereafter makes any claim or demand or commences or threatens to commence any action, claim or proceeding or to make any complaint against any of the Releasees, this Release may be raised as an estoppel and complete bar to any such action, claim or proceeding. The Employee acknowledges that the consideration referred to herein shall not in any way be deemed to constitute an admission of any liability by any of the Releasees. The Employee represents and warrants, except as set forth herein, that the Employee has no claim of any nature or kind to any entitlement whatsoever arising under or from any group health or welfare insurance policy maintained by the Releasees for the benefit of its employees including disability, life insurance, retiree or pension plans. The Employee hereby confirms that he has no right to re-instatement, re-call or reemployment with any of the Releasees and, for certainty, the Employee waives and releases all rights that he had or may have had in this regard.

6. The Employee agree that he alone shall be responsible for all tax liability resulting from his receipt of the Severance Pay and any payments received by the Employee during the course of his employment with the Employer, except to the extent that the Employer has withheld funds for remittance to statutory authorities. The Employee covenants and agrees to save harmless and indemnify the Releasees from and against all claims, charges, taxes, penalties or demands which may be made by the Canada Revenue Agency or any other governmental authority requiring the Releasees (or any of them) to pay income tax, charges, taxes or penalties under the Income Tax Act (Canada) in respect of income tax payable by the Employee in excess of income tax previously withheld; and in respect of any and all claims, charges, taxes or penalties and demands which may be made on behalf of or related to Human Resources Development Canada and the Canada Pension Commission under the applicable statutes and regulations with respect to any amounts which may be in the future be found to be payable by the Releasees (or any of them) in respect of the Employee.

7. The Employee acknowledges and agrees that he has been given sufficient time to consider this Agreement and to seek such independent legal or other advice as deemed appropriate with respect to this Agreement. Employee acknowledges that Employee has voluntarily accepted the said terms of this Agreement for the purpose of making full and final compromise, adjustment and settlement of all claims. Employee acknowledges that no representation of fact or opinion, threat or inducement has been made or given by the Releasees to induce the signing of this Agreement.

8. The Employee represents and warrants that the Employee has not (i) filed or otherwise initiated any complaints or charges or lawsuits against the Employer or any other Releasee with any governmental agency or court or under any statute, or (ii) assigned or transferred, or purported to assign or transfer, to any person or entity, any claim or any portion thereof or interest therein the Employee has against the Employer or any other Releasee.

9. The Employee agrees that the Employee will not make, or cause to be made, any disparaging or defamatory comments about the Employer or about any other Releasee, nor will the Employee authorize, encourage or participate with anyone on the Employee’s behalf to make such statements.

10. The Employee agrees to keep the terms, amount and fact of this Agreement completely confidential, except as may be required by law or legal process (except to the extent publicly disclosed by the Employer), and except that the Employee may reveal the terms of this Agreement to the Employee’s immediate family and the Employee’s legal, financial and tax advisors, provided that each such individual agrees not to reveal such information further.

11. The Employee acknowledges and agrees that the Severance Pay to be provided to the Employee under Section 2 above shall be in lieu of and discharge any obligations of the Employer to the Employee for any further compensation, severance benefits, or any other expectations of remuneration or benefit on the part of the Employee, except: (i) for the payment of any salary earned but not paid through the Termination Date, less applicable deductions and withholdings; (ii) for the payment of any accrued but unused vacation days as of the Termination Date, less applicable deductions and withholdings; and (iii) for the reimbursement of reasonable business expenses incurred by the Employee prior to the Termination Date, to be paid in accordance with the Employer’s policy for reimbursement of employee business expenses; and (iv) to the extent that the Employee qualifies for benefits under the terms of any employee benefit or equity incentive plan (the “Equity Plan”) following the Termination Date.

12. The Employee acknowledges that Employee has a legal obligation to refrain from trading in the Employer’s securities while in possession of material non-public information regarding the Employer will continue after leaving the Employer and that after the Termination Date any transactions by the Employee in the Employer’s securities will be affected by the Employee independently of the Employer.

13. The Employee acknowledges that, even though effective as of the Termination Date, the Employee will no longer be an executive officer of the Employer, any transaction by the Employee in the Employer’s securities executed within a period of less than six months of an opposite-way transaction that occurred while the Employee was an executive officer of the Employer will continue to be subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, and that the Employee will remain responsible for complying with such provisions. The Employee further acknowledges that, within 45 days after the end of the Employer’s fiscal year, all former executive officers who conducted unreported transactions in the Employer’s securities during the fiscal year may be required to file a year-end report with the Securities and Exchange Commission, and that the Employee’s failure to respond on a timely basis to a request from the Employer for a written representation that no such filing is due may result in disclosure in the Employer’s Proxy Statement and Annual Report on Form 10-K that the Employee is delinquent with respect to a required report.

14. This Agreement is knowingly and voluntarily entered into by all parties.

15. This Agreement sets forth the entire agreement between the parties and supersedes any and all prior agreements, understandings or arrangements between the parties as to the subject matter of this Agreement, except that the following shall survive this Agreement and remain in full force and effect in accordance with their terms: any provision of the Employment Letter or Employment Agreement that contemplates performance by the Employee after the Termination Date.

16. The Employee acknowledges that during his employment with the Employer, he had access to trade secrets and other confidential and/or proprietary information (“Confidential Information”). The Employee agrees that he will use his best efforts and utmost diligence to preserve, protect, and prevent the disclosure of such Confidential Information, and that he shall not, either directly or indirectly, use, misappropriate, disclose or aid any other person in disclosing such Confidential Information. The Employee acknowledges that as used in this Agreement, “Confidential Information” includes, but is not limited to, all methods, processes, techniques, practices, product designs, trade secrets, pricing information, billing histories, customer requirements, customer lists, employee lists, salary information, personnel matters, financial data, operating results, plans, contractual relationships, projections for new business opportunities for new or developing business for the Employer, its parent, subsidiaries or affiliates, and technological innovations in any stage of development. “Confidential Information” also includes, but is not limited to, all notes, records, software, drawings, handbooks, manuals, policies, contracts, memoranda, sales files, or any other documents generated or compiled by any employee of the Employer, its parent, subsidiaries or affiliates. Such information is, and shall remain, the exclusive property of the Employer, its parents, affiliates, subsidiaries and associated or related corporations and the Employee hereby covenants and agrees that he shall promptly return all such information to the Employer.

17. The Employee shall cooperate reasonably with the Employer to execute any documents or agreements related to the sale of the Business.

18. The Employee covenants and agrees that, during the six (6) month period following the Termination Date, the Employee will not, anywhere in Canada or the United States of America, knowingly, directly, as principal, agent, or otherwise (i) act in any way to solicit, divert, or take away any customer or employee of the Employer’s International Carrier Services business as being carried on as of the termination date (the “ICS Business”), or (ii) interfere with the Employer’s relationship with any customer or supplier of the ICS Business. The Employee hereby confirms his resignation effective as of the Termination Date, as an officer and a director of the Employer and all of its parents, affiliates, subsidiaries and associated or related corporations.

19. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without reference to rules regarding conflicts of law. The Employee irrevocably submits to and recognizes the jurisdiction of Virginia’s state courts or, if appropriate, a federal court located in the Commonwealth of Virginia (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement of any subject addressed in this Agreement.

20. The provisions of this Agreement are severable, and if any part or provision of it is found to be unenforceable, the other parts and provisions shall remain fully valid and enforceable, provided, however, that if the release provided for in Section 5 above (or any part thereof) is found to be invalid, the parties shall negotiate a modification to such release to ensure the maximum enforceability permitted by law.

21. This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument.

22. Neither this Agreement nor any part of it may be modified, amended, changed or terminated orally, and any modification, amendment, or termination must be in writing signed by the parties hereto. Any waiver of any term or provision of this Agreement must be in writing and signed by the party granting the waiver.

23. This Agreement shall be binding on the Employee and the Employee’s heirs, administrators, representatives, executors and assigns and shall inure to the benefit of the Employer, its parent companies, subsidiaries and affiliates and to all of their successors and assigns.

24. Each party shall bear its or his own attorneys’ fees and costs incurred in connection with this Agreement.

25. Any provision of this Agreement that contemplates performance after any termination or expiration of this Agreement shall survive any termination or expiration of this Agreement and continue in full force and effect.

IN WITNESS WHEREOF, each of the parties has executed this Agreement on the date(s) indicated below.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED		EMPLOYEE

By:	/s/ Neil Subin	/s/ Andrew Day
	Neil Subin	Andrew Day
Chairman

Date:	July 31, 2013	Date:	July 31, 2013

PRIMUS TELECOMMUNICATIONS CANADA INC

By:	/s/ James Keeley
James Keeley
Secretary

Date:	July 31, 2013